EXHIBIT 11

                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES
                  Computation of Earnings Per Share (unaudited)
                    (In thousands, except per share amounts)



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                                                                                Three Months Ended March 31,
PRIMARY                                                                          1997                         1996
                                                                         ---------------              ---------------
Earnings:
     Net income applicable to primary earnings
            per share calculation                                         $      49,860                $      13,653
                                                                         ===============              ===============


Weighted average number of shares outstanding                                   146,682                      145,236
                                                                         ===============              ===============


Net income per share - primary                                            $        0.34                $        0.09
                                                                         ===============              ===============



FULLY DILUTED

Earnings:
     Net income                                                           $      49,860                $      13,653
     Add:   Interest relating to 5.5% convertible
               subordinated notes, net of tax                                     1,630                        1,630
            Amortization of issuance costs relating
               to 5.5% convertible subordinated notes,
               net of tax                                                           111                          111
                                                                         ---------------              ---------------
     Net income applicable to fully diluted earnings
            per share calculation                                        $       51,601               $       15,394
                                                                         ===============              ===============

Weighted average number of shares outstanding:
     Common shares                                                              146,682                      145,236
     Additional shares relating to conversion of
        5.5% convertible subordinated notes                                       6,505                        6,505
                                                                         ---------------              ---------------
                                                                                153,187                      151,741
                                                                         ===============              ===============

Net income per share - fully diluted (a)                                 $         0.34               $         0.10
                                                                         ===============              ===============



(a) This  calculation  is submitted in accordance  with  Regulation S-K item 601
    (b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.
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